Exhibit 10.1

Global Eagle Entertainment Inc.

4553 Glencoe Avenue, Suite 300

Marina Del Ray, CA 90292

May 9, 2016

EMC HoldCo 2 B.V.

ABRY Partners II, LLC

111 Huntington Avenue, 29th Floor

Boston, MA 02199

Attn: Tomer Yosef-Or

Ladies and Gentlemen:

Reference is made to that certain Interest Purchase Agreement, dated as of the date hereof (the “Purchase Agreement”), by and between EMC Acquisition Holdings, LLC, a Delaware limited liability company (“Seller”), and Global Eagle Entertainment Inc., a Delaware corporation (“GEE”). Capitalized terms used in this letter agreement (this “Agreement”) and not otherwise defined herein shall have the meanings set forth in the Purchase Agreement.

By execution below, simultaneous with the execution of the Purchase Agreement, each of GEE and EMC HoldCo 2 B.V. (the “Stockholder”) agrees as follows:

1. Board Nominee. a) Until the earliest of (u) such date that the Stockholder holds less than 5% of GEE’s outstanding shares of common stock, (v) the consummation by the Stockholder or any of its Affiliates (as defined below) of a Competitive Transaction (as defined below), (w) the date that any partner, member or employee of the Stockholder or any of its Affiliates becomes a member of the board of directors, a board observer or executive officer of any competitor of GEE or any of its subsidiaries, (x) GEE sells all or substantially all of its assets, (y) GEE participates in any merger, consolidation or similar transaction following the consummation of which, the stockholders of GEE immediately prior to the consummation of such transaction hold less than 50% of all of the outstanding common stock or other securities entitled to vote for the election of directors of the surviving or resulting entity in such transaction, and (z) stockholder’s written notice to GEE that it desires to terminate its rights pursuant to Section 1 (such date, the “Termination Date”), the Stockholder shall have the right (but not the obligation) to nominate one (1) individual (the “Nominee”) to stand for election as a member of GEE’s Board of Directors (the “GEE Board”), so long as such Nominee (A) is not prohibited or disqualified from serving as a director of the GEE Board pursuant to any rule or regulation of the U.S. Securities and Exchange Commission or The NASDAQ Stock Market LLC or by applicable law, (B) satisfies all applicable governance guidelines or policies of GEE, as in effect from time to time, and (C) is reasonably satisfactory to the GEE Board in its good faith judgement. In the event that a Nominee does not meet any of the foregoing requirements, the Stockholder shall have the right to designate a different individual as a Nominee until a Nominee satisfies all of such requirements. GEE hereby agrees that each of Tomer Yosef-Or, C.J. Brucato and Jay Grossman is deemed to satisfy all of such requirements. On the Closing Date, in accordance with the Certificate of Incorporation of GEE as in effect from time to time (the “GEE Certificate”), GEE shall take all action necessary to appoint the Nominee as a Class III Director on the GEE Board with a term expiring at GEE’s 2017 annual meeting of stockholders. Thereafter, until the Termination Date, at any annual or special meeting of stockholders of GEE at which that class of directors is up for election, GEE shall nominate such Nominee as is designated by the Stockholder to stand for such election in accordance with the foregoing and the GEE Certificate. The designation by the Stockholder of such Nominee shall be made by the Stockholder providing written notice of the name of such Nominee to GEE not less than 120 days prior to each meeting of stockholders at which that class of directors is up for election (assuming for these purposes that each annual meeting shall be held on the anniversary of the prior year’s annual meeting, and in the case of any special meeting at which that class of directors is up for election, such written notice shall be provided not later than the later of (A) such 120 days prior to such special meeting or (B) the seventh day following the day on which public announcement of the special meeting is first made by GEE). For purposes of this Agreement, “Affiliates” means, in addition to any Person otherwise constituting an Affiliate under the definition of such term in the Purchase Agreement, for the avoidance of doubt, (i) ABRY Partners, LLC (“ABRY LLC”) and its current and future Affiliates, (ii) any entity managed by ABRY LLC now or in the future and any current or future Affiliates of such entity and (iii) any entity in which ABRY LLC now or in the future owns a direct or indirect interest.

(b) The Stockholder shall cause any Nominee who is a member of the GEE Board, at all times, to be mindful of and act in accordance with the Nominee’s fiduciary duties to all of GEE’s stockholders and the Nominee’s duty of loyalty to GEE, including, without limitation, with respect to corporate opportunities and conflicts of interest. The parties hereto acknowledge and agree that a Nominee may abstain from a particular vote of the GEE Board in the event such Nominee determines it would be appropriate to do so due to a conflict of interest.

(c) The Stockholder acknowledges and agrees that the Nominee, as a member of the GEE Board, will be recused or otherwise excluded or omitted from portions or entireties of meetings of the GEE Board (and shall not receive any information regarding acquisition or corporate development activities of GEE and its subsidiaries) if the Stockholder or any of its Affiliates is reviewing or evaluating any potential acquisition, investment or other transaction involving a company or business that competes with any business then engaged in (or contemplated to be engaged in) by GEE or any of its subsidiaries (a “Competitive Transaction”); provided that such recusal or exclusion and the withholding of such information shall only apply during the time the Stockholder or any of its Affiliates is evaluating or reviewing any such Competing Transaction and for 90 days thereafter. Notwithstanding the foregoing, the Stockholder agrees to provide GEE’s General Counsel with prompt written notice of any such Competitive Transaction, in accordance with Section 11.7 of the Purchase Agreement.

(d) Immediately following the Termination Date, the Stockholder will cause the Nominee to (i) no longer attend meetings of the GEE Board and (ii) resign as a member of the GEE Board.

(e) Upon the designation of any Nominee, the Stockholder shall sign the Confidentiality Agreement attached hereto as Exhibit A (the “Confidentiality Agreement”).

(f) The Stockholder acknowledges and agrees that, except as otherwise set forth in this Agreement, the Nominee will only receive information that the members of the GEE Board receive and that the Nominee will have no rights to receive or request information that is not otherwise provided to the entire GEE Board.

(g) The Stockholder acknowledges and agrees that the Nominee will be entitled to receive any regular director fees normally paid in cash or securities to all non-employee members of the GEE Board.

(h) The Stockholder shall, and shall cause the Nominee to, timely provide GEE with accurate and complete information relating to the Stockholder and the Nominee that is required to be disclosed by GEE under the Securities Act and/or the Securities Exchange Act or GEE’s charter and bylaws, including such information required to be furnished by GEE with respect to the Nominee in a proxy statement pursuant to Rule 14a-101 promulgated under the Securities Exchange Act.  In addition, at GEE’s request, the Stockholder shall cause the Nominee to promptly complete and execute GEE’s director and officer questionnaire prior to being admitted to the GEE Board or standing for reelection at an annual meeting of stockholders or at such other time (and such other information) as may be reasonably requested by GEE.

(i) The Nominee shall be subject to all of the requirements and restrictions of GEE and the GEE Board applicable to GEE directors from time to time, including, without limitation, GEE’s Code of Ethics and insider trading policy.

2. Standstill. b) Until the expiration of six (6) months after the Termination Date (such period, the “Standstill Period”), the Stockholder agrees that without the prior written consent of the GEE Board, none of the Stockholder or its Affiliates will in any manner, directly or indirectly, (i) by purchase or otherwise, acquire, or propose or agree to acquire, ownership (of record or beneficially) of any securities issued by GEE or any direct or indirect rights (including, without limitation, any convertible, derivative or synthetic securities) or options to acquire (or otherwise act in concert with any person which so acquires, offers to acquire or agrees to acquire) such ownership (other than solely from an action by GEE such as a stock split, dividend or recapitalization; any rights granted to all stockholders of GEE, or any GEE securities that may be issued to the Stockholder as part of the Deferred Consideration Amount under the Purchase Agreement; or in connection with Board service by the Nominee); (ii) submit any proposal for, or otherwise offer to enter into, a transaction with GEE involving the acquisition (by merger, tender offer, purchase, statutory share exchange or otherwise) of ownership (including, but not limited to, beneficial ownership) of any securities issued by GEE; (iii) acquire or agree to acquire or effect control of GEE or directly or indirectly form, join, participate or encourage the formation of any group (other than with its Affiliates) within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) with respect to any voting securities of GEE or in order to acquire or affect control of GEE; (iv) make, or in any way participate, directly or indirectly in any “solicitation” of proxies to vote (as such terms are used in the rules of the Securities Exchange Commission) or become a participant in any proxy solicitation or seek to advise or influence any person with respect to the voting of any securities issued by GEE; or (v) initiate, propose or solicit votes for any stockholder proposal or induce or attempt to induce any other person to initiate any stockholder proposal (other than any stockholder proposals recommended by the GEE Board); (vi) call or seek to have called any meeting of the stockholders of GEE or execute any written consent in lieu of a meeting of holders of any securities of GEE; (vii) other than the Nominee, seek election or seek to place a representative on the GEE Board or seek the removal of any member of the GEE Board, in any case alone or in concert with others; (viii) otherwise, directly or indirectly, alone or in concert with others, seek to control the management, Board or policies of GEE; or (ix) make any public announcement with respect to any of the foregoing.

(b) Notwithstanding the foregoing clause (a), the Standstill Period shall terminate and the restrictions on the Stockholder set forth in clause (a) above shall have no further force and effect in the event that GEE files a petition in bankruptcy or for similar relief, is adjudicated bankrupt or insolvent, consents to the appointment of a receiver or similar official, makes a general assignment for the benefit of its creditors, or a bankruptcy petition with regard to GEE is not discharged or denied within 90 days.

3. Remedies. c) In the event that any covenant or agreement in this Agreement is not performed in accordance with its terms, each party hereto agrees that, in addition to any other remedy at law or in equity, the non-breaching party will have the right to an injunction, temporary restraining order, specific performance or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof. Each party hereto agrees not to oppose the granting of such relief in the event a court determines that such a breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with such remedy.

(b) All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

4. Effectiveness of this Agreement. This Agreement shall become effective only upon the Closing under the Purchase Agreement and shall have no force or effect until such time or in the event the Closing does not occur. The provisions of Section 1 of this Agreement shall continue in effect until the Termination Date or such other time period specified in Section 1, at which time such provisions of Section 1 of this Agreement shall terminate and be of no further force or effect. Sections 2 and 3 of this Agreement shall terminate upon the termination of the Standstill Period, at which time Sections 2 and 3 shall be of no further force and effect. At the time that Sections 1, 2 and 3 of this Agreement have terminated, this entire Agreement shall be deemed terminated and shall have no further force and effect.

5. Miscellaneous. d) This Agreement may not be amended, supplemented or modified except in writing, duly executed by all of the parties.

(b) This Agreement and the Confidentiality Agreement constitute the entire agreement of the parties with respect to the subject matter hereof. Each of the parties represents that they has been advised by counsel in connection with their review, execution and delivery of this Agreement.

(c) This Agreement is made in New York and shall be governed by and construed in accordance with the internal substantive laws of the State of New York.

(d) This Agreement may be executed in more than one counterpart. Each such counterpart shall be deemed an original and all counterparts, taken together, shall constitute one and the same instrument.

(e) Neither this Agreement nor any rights or obligations hereunder shall be assigned by any party without the prior written consent of the other party.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in multiple originals by their authorized officers, all as of the date and year first written above.

GEE:

GLOBAL EAGLE ENTERTAINMENT INC.

By:	/s/ David M. Davis
Name: David M. Davis
Title: Chief Executive Officer

Signature Page to ABRY Nomination Letter Agreement

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in multiple originals by their authorized officers, all as of the date and year first written above.

STOCKHOLDER:

EMC HOLDCO 2 B.V.

By:	/s/ Tomer Yosef-Or
Name: Tomer Yosef-Or
Title: Class B Director

Signature Page to ABRY Nomination Letter Agreement

EXHIBIT A

[DATE]

Re: Confidential Information of Global Eagle Entertainment Inc.

EMC HoldCo 2 B.V.

ABRY Partners II, LLC

111 Huntington Avenue, 29th Floor

Boston, MA 02199

Attn: Tomer Yosef-Or

Dear Mr. Yosef-Or:

In connection with the designation of [_______] as a nominee (“Nominee”) to the Board of Directors (the “Board”) of Global Eagle Entertainment Inc. (the “Company”) after the Nominee’s election to the Board in accordance with the Company’s second amended and restated certificate of incorporation, the Nominee may make available to you certain information concerning the business and properties of the Company, including copies of all materials provided to the Nominee.

1.                  By your execution of this letter agreement, you agree to treat any non-public information (whether oral or written, or electronic media) concerning the financial data, strategic business plans, forecasts, reports, analyses and other non-public, proprietary and confidential information concerning the Company and its subsidiaries, which has been or will be furnished to you by or on behalf of the Company or the Nominee, whether or not designated as non-public and/or confidential, (herein collectively referred to as “Confidential Information”) in accordance with the provisions of this letter agreement, and to take or refrain from taking certain actions hereinafter set forth.

2.                  You also hereby agree that you shall safeguard the Confidential Information and use the Confidential Information solely within the scope of assisting the Nominee in the Nominee’s duties as member of the Board and for the benefit of the Company, that the Confidential Information will be kept confidential by you, and that you will not disclose any of the Confidential Information in any manner whatsoever; provided, however, that you may make any disclosure of such information without being deemed to be in breach of this letter agreement (a) to your (i) employees and officers and (ii) with prior notice to the Company, your counsel and advisors provided that such counsel and advisors are each subject to a duty of confidentiality consistent with applicable securities laws and regulations (recipients under clauses (i) and (ii), collectively, the “Representatives”) who need to receive such information in order to assist the Nominee in the Nominee’s duties as a member of the Board and for the benefit of the Company, (b) to which the Company either by a majority of the Board or by the Chief Executive Officer of the Company gives its prior written consent, and (c) in the event and to the extent you or any of your Representatives are required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company, you or your Representatives, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order you or your Representatives to divulge, disclose or make accessible such information, subject to paragraph 3 below. You shall be responsible for any breach of this letter agreement by any of your Representatives.

3.                  If you are requested or required by law, regulation or legal process (including requests for information, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, you will promptly provide the Company with written notice of any such request or requirement, unless such notice is prohibited by law, so that the Company may seek an appropriate protective order or consider waiving your compliance with the confidentiality provisions of this letter agreement at Company’s sole cost. If, failing the entry of a protective order or the receipt of a waiver hereunder, you are, in the opinion of your counsel, legally required to disclose Confidential Information, you may disclose only that portion of such information as is legally required; provided, that you agree to use your reasonable efforts to obtain assurances that confidential treatment will be accorded such information.

4.                  You hereby acknowledge that you are aware that the United States securities laws prohibit any person who has received from an issuer material, non-public information concerning the matters which are the subject of this letter from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell securities.

5.                  At any time upon the request of the Company, you will promptly deliver to the Company or destroy (at your option) any and all Confidential Information that has been previously provided to you, except that one copy for any such Confidential Information may be retained by you for your records to the extent required to be retained by, and in accordance with, applicable laws and regulations. Notwithstanding any such return or destruction of the Confidential Information, you will continue to be bound by your obligations of confidentiality and any other obligations hereunder for the term specified herein, and in the event of any retention of Confidential Information as permitted hereunder, your obligations of confidentiality with respect to such Confidential Information shall continue indefinitely and survive any expiration or termination of this letter agreement.

In case any provision of this letter agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

It is further understood and agreed that any breach of this letter agreement by you would result in irreparable harm to the Company, that money damages would not be a sufficient remedy for any such breach of this letter agreement and that the Company shall be entitled to equitable relief, including injunction and specific performance, as a remedy for any such breach. Such remedies shall not be deemed to be the exclusive remedies for a breach of this letter agreement but shall be in addition to all other remedies available at law or equity to the Company.

This letter agreement shall terminate and be of no further force and effect three (3) years from the last date you receive Confidential Information, except for the provisions of Section 5 which shall survive indefinitely. This letter agreement shall be governed by and construed in accordance with the laws of the State of New York and each party hereto agrees to submit the jurisdiction and venue of the federal or state courts located in the City of New York. This letter agreement may not be amended except pursuant to a written agreement duly executed by you and the Company. This letter agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement.

Please confirm your agreement with the foregoing by signing and returning to the undersigned an executed copy of this letter agreement.

Very truly yours,

GLOBAL EAGLE ENTERTAINMENT INC.

By
Name: Title:

Accepted and agreed as of the date first above written:

EMC HOLDCO 2 B.V.

By:
Name:
Title:

NOMINEE

By:
Name: